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                           CALIFORNIA FEDERAL BANK,
                            A Federal Savings Bank

                                      and

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.,
                               as Interest Agent


                            -----------------------


              AGREEMENT REGARDING SECONDARY CONTINGENT LITIGATION
                       RECOVERY PARTICIPATION INTERESTS

                         Dated as of December 2, 1996





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

              AGREEMENT REGARDING SECONDARY CONTINGENT LITIGATION
                       RECOVERY PARTICIPATION INTERESTS

         This Agreement Regarding Secondary Contingent Litigation Recovery Participation Interests (the "Agreement") dated as of December 2, 1996, is made between California Federal Bank, A Federal Savings Bank (the "Bank"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, ("Interest Agent"), with reference to the following facts:

         A. The Bank has brought suit against the United States, California Federal Bank v. The United States of America, Civil Action No. 92-138C, filed on February 28, 1992, in the United States Court of Federal Claims (the "Litigation"), alleging that the United States breached certain contracts entered into with the Bank and deprived the Bank of certain of its property without just compensation in violation of the United States Constitution.

         B. Pursuant to that certain Amended and Restated Agreement and Plan of Merger dated as of July 27, 1996 (the "Merger Agreement") by and among the Bank, its corporate parent, Cal Fed Bancorp Inc., a Delaware corporation ("Bancorp"), and First Nationwide Holdings Inc., a Delaware corporation ("FNH"), and subject to the conditions therein, the Bank has agreed that, prior to the Effective Time (as defined in the Merger Agreement), it will distribute to Bancorp an aggregate of 5,080,964 Secondary Contingent Litigation Recovery Participation Interests (collectively, the "Secondary Participation Interests," and each, a "Secondary Participation Interest"); and, following the consummation of the proposed merger between Bancorp and a subsidiary of FNH (the "Merger"), Bancorp will: (i) distribute approximately 4,941,361 Secondary Participation Interests to the registered holders, as of the effective time of the Merger, of the common stock, $1.00 par value, of Bancorp (the "Bancorp Common Stock"), other than the holders of Excluded Shares (as defined in the Merger Agreement); (ii) distribute approximately 137,763 Secondary Participation Interests to certain management employees and directors of Bancorp ("Bancorp Management") in connection with the termination, at the effective time of the Merger, of options or warrants to purchase Bancorp Common Stock held by Bancorp Management; and (iii) reserve approximately 1,840 Secondary Participation Interests for issuance upon conversion of the 6 1/2% Convertible Subordinated Debentures Due 2001 (the "6 1/2% Notes") of XCF Acceptance Corporation, a California corporation and a wholly-owned subsidiary of the Bank.

         C. Each Secondary Participation Interest will entitle the holder thereof to receive twenty millionths of one percent (0.00002%) of the Adjusted Litigation Recovery (as defined below), if any. Collectively, the holders of such Secondary Participation Interests are referred to herein as the "Secondary Interest Holders".

         D. For purposes of this Agreement, the term "Adjusted Litigation Recovery" shall mean sixty percent (60%) of the amount obtained from the following equation: (A) the cash payment, if any (the "Cash Payment"), actually received by the Bank pursuant to a final, nonappealable judgment in or final settlement of the Litigation minus (B) the sum of the following: (i) the aggregate expenses incurred previously and hereafter by the Bank in prosecuting the Litigation and obtaining the Cash Payment, (ii) any income tax liability of the Bank, computed on a pro forma basis, as a result of the Bank's receipt of such Cash Payment (net of any income tax benefit to the Bank, computed on a pro forma basis, from the payment of the Adjusted Litigation Recovery to the Secondary Interest Holders), (iii) the expenses incurred by the Bank in connection with the creation, issuance and trading of the Bank's Contingent Litigation Recovery Participation Interests (trading symbol: CALGZ) (the "CALGZ Interests") and the Secondary Participation Interests, including, without limitation, legal and accounting fees and the fees and expenses of the Interest Agent, (iv) the payment due to the holders of the CALGZ Interests and (v) one-hundred twenty-five million dollars ($125,000,000). For purposes of the Secondary Participation Interests, (1) "Income tax liability of the Bank computed on a pro forma basis" means the aggregate amount of any and all relevant items of income, gain, loss or deduction associated with the receipt by the Bank of the Cash Payment multiplied by the highest, combined marginal rate of federal, state and local income taxes in the relevant year and disregarding for purposes of such computation the effect of any net operating loss carryforwards or other tax attributes of the Bank or any of its subsidiaries or affiliated entities; and (2) "Income tax benefit to the Bank computed on a pro forma basis" means the aggregate amount of any and all relevant items of income, gain, loss or deduction associated with the payment by the Bank of the Adjusted Litigation Recovery multiplied by the highest, combined marginal rate of federal, state and local income taxes in the relevant year and disregarding for purposes of such computation the effect of any net operating loss carryforwards or other tax attributes of the Bank or any of its subsidiaries or affiliated entities.

         NOW, THEREFORE, in consideration of these premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Appointment of Interest Agent. The Bank hereby appoints the Interest Agent to act as agent for the Bank in accordance with the terms and conditions hereinafter set forth, and the Interest Agent hereby accepts such appointment. The Bank may from time to time appoint such co-certificate agents as it may deem necessary or desirable.

         Section 2. Form of Secondary Participation Interests. The Secondary Participation Interests and the form of assignment to be printed on the reverse thereof shall be substantially in the form of Exhibit A hereto and may have such letters, numbers or other marks of identification or designation and such legends (including, without limitation, a legend referring to restrictions on resale by statutory underwriters, a legend referring to any restrictions on ownership by certain individuals and a legend referring to any applicable vesting requirements), summaries or endorsements printed, lithographed or engraved thereon as the Bank may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or securities trading system on which the Secondary Participation Interests may from time to time be listed or traded. The Bank shall furnish to the Interest Agent, in writing, any such legend or endorsement. Each Secondary Participation Interest shall be dated as of the date on which countersigned by the Interest Agent, either upon initial issuance or upon transfer or exchange, and on its face shall entitle the holder thereof to receive, in cash, twenty millionths of one percent (0.00002%) or a whole multiple thereof of the Adjusted Litigation Recovery, if any.

         Section 3. Issuance, Countersignature and Registration. The Secondary Participation Interests shall originally be issued and dated as of January 2, 1997, or at such other time or times and with such date or dates as the Bank may decide in its sole discretion. The Interest Agent shall, upon the Bank's written instructions, issue, countersign and deliver Secondary Participation Interests to, or on written order of, the Bank. The Secondary Participation Interests shall have been executed on behalf of the Bank by its Chairman of the Board, the President, an Executive Vice President or a Senior Vice President, by original or facsimile signature, and have affixed thereto a facsimile of the Bank's seal which shall be attested to by the Secretary or an Assistant Secretary of the Bank by original or facsimile signature. The Secondary Participation Interests shall be manually countersigned by the Interest Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Bank who shall have signed any of the Secondary Participation Interests shall cease to be such officer of the Bank before countersignature by the Interest Agent and issuance and delivery by the Bank, such Secondary Participation Interests, nevertheless, may be countersigned by the Interest Agent, issued and delivered with the same force and effect as though the person who signed such Secondary Participation Interests had not ceased to be such officer of the Bank; and any Secondary Participation Interest may be signed on behalf of the Bank by any person who, at the actual date of the execution of such Secondary Participation Interest, shall be a proper officer of the Bank to sign such Secondary Participation Interest, although at the date of the execution of this Agreement any such person was not such an officer.

         The Interest Agent will maintain books for registration and transfer of the Secondary Participation Interests issued hereunder. Such books shall show the names and addresses of the respective Secondary Interest Holders and the date of issuance of each of the Secondary Participation Interests.

         Notwithstanding any other provision of this Agreement, the Interest Agent shall comply with all applicable requirements and rules of each securities exchange or securities trading system on which the Bank shall determine to list or trade the Secondary Participation Interests in connection with the listing or trading of the Secondary Participation Interests on each such exchange or securities trading system. The Bank shall advise the Interest Agent of each securities exchange or securities trading system on which listing is effected.

         Section 4. Transfer, Split Up, Combination and Exchange of Secondary Participation Interests; Mutilated, Destroyed, Lost or Stolen Secondary Participation Interests. Any certificate representing a Secondary
Participation Interest may be transferred, split up, combined or exchanged for another certificate representing a

Secondary Participation Interest(s), entitling the registered holder to receive that percentage of the Adjusted Litigation Recovery as the certificate representing the Secondary Participation Interest(s) surrendered then entitled him to receive; provided, however, that the Bank and Interest Agent shall not be required to effect any such transfer, split up, combination or exchange if any of the resulting certificates representing the Secondary Participation Interest(s) would represent a right to receive any percentage of the Adjusted Litigation Recovery other than twenty millionths of one percent (0.00002%) or a whole multiple thereof. Any registered holder desiring to transfer, split up, combine or exchange any Secondary Participation Interest shall make such request in writing delivered to the Interest Agent, and shall surrender the certificates representing the Secondary Participation Interest(s) to be transferred, split up, combined or exchanged at the principal office of the Interest Agent or at its facility retained for such purpose at one of the following two addresses:

         ChaseMellon Shareholder Services, L.L.C.
         400 South Hope Street, 4th Floor
         Los Angeles, California 90071

         ChaseMellon Shareholder Services, L.L.C.
         Securities Window
         120 Broadway, 13th Floor
         New York, New York 10071

Thereupon, the Bank shall have such certificate representing the Secondary Participation Interest signed as provided in Section and the Interest Agent shall countersign and deliver to the person entitled thereto a certificate representing the Secondary Participation Interest(s) as so requested. The Bank may require payment by the Secondary Interest Holder of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Secondary Participation Interests.

         Upon receipt by the Bank and the Interest Agent of evidence satisfactory to them of the loss, theft, destruction or mutilation of a certificate representing a Secondary Participation Interest, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them (including with respect to the amount of such indemnity or security), and reimbursement by the Secondary Interest Holder to the Bank and the Interest Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the certificate representing the Secondary Participation Interest if mutilated, the Bank will make and deliver a new certificate representing the Secondary Participation Interest of like tenor to the Interest Agent for countersignature and delivery to the registered owner in lieu of the certificate representing the Secondary Participation Interest so lost, stolen, destroyed or mutilated. Applicants for substitute certificates representing Secondary Participation Interests shall also comply with such other regulations and pay such other reasonable charges as the Bank may prescribe.

           Section 5. Subsequent Issuances of Secondary Participation Interests. Nothing contained in this Agreement shall prohibit the Bank from issuing from time to time additional Secondary Participation Interests containing terms similar to or different from the Secondary Participation Interests issued hereunder. Furthermore, no Secondary Interest Holder shall have any preemptive rights with respect to any other issuance of Secondary Participation Interests or any other securities by the Bank.

         Section 6. Payment of Adjusted Litigation Recovery.

         6.1. Promptly following receipt by the Bank of the full cash payment in respect of a final, nonappealable judgment in or a final settlement of the Litigation and the determination by the Bank of the amount of the Adjusted Litigation Recovery, if any (which determination shall be binding and conclusive on all persons), the Bank shall promptly, at its election, either
(i) cause notice of the amount of the Adjusted Litigation Recovery, as well as the Payment Record Date (as defined below), to be published in The Wall Street Journal or in another newspaper or newspapers of general circulation in the New York and Los Angeles metropolitan areas, or (ii) cause such notice to be mailed to each registered holder of Secondary Participation Interests at the time of such mailing (either such notice, the "Payment Notice"). The Bank shall also promptly give written notice of the Adjusted Litigation Recovery to the Interest Agent. The Payment Notice shall also state the date by which registered Secondary Interest Holders must surrender Secondary Participation Interests in order to receive payment thereon, which date (the "Final Payment Date") shall be six months following the date of the Payment Record Date. Subject to Section 8, payments in respect of the Adjusted Litigation Recovery shall be made to the registered holders of Secondary Participation Interests as of the Payment Record Date, which shall be a date not less than fifteen days and no later than thirty days following the date of the Payment Notice. ANY PAYMENT WITH RESPECT TO THE SECONDARY PARTICIPATION INTERESTS WILL BE A CAPITAL DISTRIBUTION THAT IS SUBJECT TO THE OTS CAPITAL DISTRIBUTION REGULATIONS.

         6.2. Following the Payment Record Date, the registered holder (as described in Section 3) of a Secondary Participation Interest may receive payment thereon only by surrendering such Secondary Participation Interest to the Interest Agent at its facility maintained for such purpose at Securities Window, 120 Broadway, 13th Floor, New York, New York 10071, or at the principal office of the Interest Agent, if then different, at or prior to 5:00 p.m. (New York time) on the Final Payment Date. No Secondary Interest Holder shall be entitled to receive any payment with respect thereto until the Secondary Participation Interest shall have been surrendered as provided in this Section . Any and all Secondary Participation Interests not delivered in accordance with this Section shall be null and void, and following the Final Payment Date, the Bank and Interest Agent shall have no obligation to make any payment thereon.

         6.3. Upon receipt of Secondary Participation Interests, and from time to time following the Payment Record Date and prior to the Final Payment Date, the Interest Agent shall requisition from the Bank the amount of cash to be paid to or upon the order of the registered holders of such Secondary Participation Interests, and subject to Section 8, such payment shall be made as soon as practicable thereafter.

         6.4. No Secondary Interest Holder shall be entitled to any interest for the period of time between the date on which the Bank receives any cash payment in connection with the Litigation and the date on which payment is made to such holder in respect of such Secondary Participation Interest in accordance with the terms of this Agreement.

         Section 7. Cancellation and Destruction of Secondary Participation Interest. All Secondary Participation Interests surrendered for the purpose of payment, exchange, substitution or transfer shall, if surrendered to the Bank or to any of its agents, be delivered to the Interest Agent for cancellation or in cancelled form, or if surrendered to the Interest Agent shall be cancelled by it, and no Secondary Participation Interests shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. If the Bank purchases or acquires Secondary Participation Interests and if the Bank so chooses, the Bank may deliver to the Interest Agent for cancellation and retirement, and the Interest Agent shall so cancel and retire, the certificates evidencing said Secondary Participation Interests. The Interest Agent shall destroy such cancelled Secondary Participation Interests, and in such case shall upon the written request of the Bank deliver a certificate of destruction thereof to the Bank.

         Section 8. No Rights in the Litigation or to Other Funds. The Interest Agent hereby acknowledges and agrees, and each Secondary Interest Holder by acceptance of a Secondary Participation Interest shall also acknowledge and agree, that (i) the Bank retains sole and exclusive control of the Litigation and may, among other things, dismiss, settle or cease prosecuting the Litigation at any time without obtaining any cash or other recovery, and (ii) the Interest Agent and each Secondary Interest Holder shall have no rights against the Bank for any decision regarding the conduct or disposition of the Litigation, including, without limitation, any decision to dispose of the Litigation without a cash recovery by the Bank. In addition, in the event that applicable laws, rules or regulations limit or prevent the distribution of all or any portion of the Adjusted Litigation Recovery, the Bank shall have no obligation whatsoever to make any payment in excess of the allowable amount, if any. Consequently, should all or a portion of the Recovery Payment be in excess of the allowable amount at the time such payment is to be made, the Bank will not make all or a portion of the payment, as the case may be, in excess of the allowable amount at such time or at any future time.

         In the event of an acquisition of the Bank or a merger in which the Bank is the surviving separate entity, the rights of Secondary Interest Holders shall be unchanged. In the event of a merger in which the Bank is not the surviving entity, the rights of Secondary Interest Holders will be determined by the terms of the merger in accordance with applicable laws. To the extent that the surviving entity is the successor to the Bank's claims against the Government, the rights of Secondary Interest Holders shall be unchanged.

         Section 9. Covenants of the Bank. The Bank covenants and agrees as follows:

         9.1. The Bank shall use its reasonable best efforts to cause the Secondary Participation Interests to be listed or included for trading on the National Association of Securities Dealers Automated Quotation System or another trading system.

         9.2. The Bank will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the initial issuance or delivery of the Secondary Participation Interests. The Bank shall not, however, be required to pay any tax or taxes which may be payable in respect of any subsequent transfer or delivery of Secondary Participation Interests.

         Section 10. Right of Action. All rights of action in respect of this Agreement are vested in the respective registered holders of the Secondary Participation Interests; provided, however, that no registered holder of any Secondary Participation Interest shall have the right to enforce, institute or maintain any suit, action or proceeding against the Bank to enforce, or otherwise act in respect of, the Secondary Participation Interests, unless (a) such registered holder shall have previously given written notice to the Bank of the substance of such dispute, and registered holders of at least one-quarter in interest of the issued and outstanding Secondary Participation Interests shall have given written notice to the Bank of their support for the institution of such proceeding to resolve such dispute, (b) written notice of the substance of such dispute and of the support for the institution of such proceeding by such holders shall have been provided by the Bank to the Interest Agent, and (c) the Interest Agent shall not have instituted appropriate proceedings with respect to such dispute within 30 days following the date of such written notice to the Interest Agent, it being understood and intended that no one or more registered holders of Secondary Participation Interests shall have the right in any manner whatever by virtue of, or by availing of, any provision of this Agreement to affect, disturb or prejudice the rights of any other registered holders of Secondary Participation Interests, or to obtain or to seek to obtain priority in preference over any other holders or to enforce any right under this Agreement, except in the manner herein provided for the equal and ratable benefit of all registered holders of Secondary Participation Interests. Except as provided in this Section, no holder of a Secondary Participation Interest shall have the right to enforce, institute or maintain any suit, action or proceeding to enforce, or otherwise act in respect of, the Secondary Participation Interests.

         Section 11. Agreement of Secondary Interest Holders. Every Secondary Interest Holder by accepting a Secondary Participation Interest consents and agrees with the Bank and the Interest Agent and with every other Secondary Interest Holder that:

         11.1. The Secondary Participation Interests are transferable only on the registry books of the Interest Agent if surrendered at the principal office of the Interest Agent or at its facility retained for such purpose at Securities Window, 120 Broadway, 13th Floor, New York, New York 10071, duly endorsed or accompanied by an instrument of transfer in form and substance satisfactory to the Bank and the Interest Agent;

         11.2. The Bank and the Interest Agent may deem and treat the person in whose name each Secondary Participation Interest is registered as the absolute owner thereof (notwithstanding any notations of ownership or writing on the Secondary Participation Interests made by anyone other than the Bank or the Interest Agent) for all purposes whatsoever, and neither the Bank nor the Interest Agent shall be affected by any notice to the contrary, including, without limitation, any notice or determination that such holder may be prohibited by statute or other law from owning the Secondary Participation Interests;

         11.3. Except as provided in Section 10, no holder of a Secondary Participation Interest shall have the right to enforce, institute or maintain any suit, action or proceeding to enforce, or otherwise act in respect of, the Secondary Participation Interests; and

         11.4. The Interest Agent is solely the agent of the Bank hereunder.

         Section 12. Concerning the Interest Agent. The Bank agrees to pay to the Interest Agent from time to time compensation for all services rendered by it hereunder as the Bank and Interest Agent may agree from time to time, and, from time to time, on demand of the Interest Agent, its reasonable expenses and counsel fees and other disbursements reasonably incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Bank also agrees to indemnify the Interest Agent for, and to hold it harmless against, any loss, claim, liability, or expense, incurred without gross negligence on the part of the Interest Agent, arising out of or in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim or liability arising out of or resulting from the acceptance and administration of this Agreement or in connection with the exercise or performance of any of its powers or duties hereunder. In no event shall the Interest Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Interest Agent has been advised of the likelihood of such loss or damage and regardless of form of action.

         The Interest Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered, or omitted by it in connection with its administration of this Agreement in reliance upon any Secondary Participation Interest, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document in good faith believed by it to be genuine and to be signed, executed and, where necessary, verified and acknowledged, by the proper person or persons.

         Section 13. Merger or Consolidation or Change of Name of Interest Agent. Any corporation into which the Interest Agent or any successor Interest Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Interest Agent or any successor Interest Agent shall be a party, or any corporation succeeding to the corporate trust business of the Interest Agent or any successor Interest Agent, shall be the successor to the Interest Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as successor Interest Agent under the provisions of Section 15 hereof. In case at the time such successor Interest Agent shall succeed to the agency created by this Agreement, any of the Secondary Participation Interests shall have been countersigned but not delivered, any such successor Interest Agent may adopt the countersignature of the predecessor Interest Agent and deliver such Secondary Participation Interests countersigned; and in case at that time any of the Secondary Participation Interests shall not have been countersigned, any successor Interest Agent may countersign such Secondary Participation Interests either in the name of the predecessor Interest Agent or in the name of the successor Interest Agent; and in all such cases such Secondary Participation Interests shall have the full force provided in the Secondary Participation Interests and in this Agreement.

         In case at any time the name of the Interest Agent shall be changed and at such time any of the Secondary Participation Interests shall have been countersigned but not delivered, the Interest Agent may adopt the countersignature under its prior name and deliver Secondary Participation Interests so countersigned; and in case at that time any of the Secondary Participation Interests shall not have been countersigned, the Interest Agent may countersign such Secondary Participation Interests either in its prior name or in its changed name; and in all such cases such Secondary Participation Interests shall have the full force provided in the Secondary Participation Interests and in this Agreement.

         Section 14. Duties of Interest Agent. The Interest Agent undertakes only the specific duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Bank and the holders of Secondary Participation Interests, by their acceptance thereof, shall be bound:

         14.1. The Interest Agent may consult with legal counsel (who may be legal counsel for the Bank), and the opinion of such counsel shall be full and complete authorization and protection to the Interest Agent as to any action taken or omitted by it in good faith and in accordance with such opinion, provided the Interest Agent shall have exercised reasonable care in the selection by it of such counsel.

         14.2. Whenever in the performance of its duties under this Agreement, the Interest Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Bank prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President or a Senior Vice President of the Bank and delivered to the Interest Agent; and such certificate shall be full authorization to the Interest Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

         14.3. The Interest Agent shall be liable hereunder only for its own gross negligence or willful misconduct.

         14.4. The Interest Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Secondary Participation Interests (except such as describe the Interest Agent and its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Bank only.

         14.5. The Interest Agent shall not be under any responsibility in respect of and makes no representation as to the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Interest Agent) or in respect of the validity or execution of any Secondary Participation Interest (except its counter-signature thereof); nor shall it be responsible for any breach by the Bank of any covenant or condition contained in this Agreement or in any Secondary Participation Interest.

         14.6. The Interest Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, a Senior Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of the Bank, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

         14.7. The Interest Agent and any shareholder, director, officer or employee of the Interest Agent may buy, sell or deal in any of the Secondary Participation Interests or other securities of the Bank or become pecuniarily interested in any transaction in which the Bank may be interested, or contract with or lend money to the Bank or otherwise act as fully and freely as though it were not Interest Agent under this Agreement, so long as such persons do so in full compliance with all applicable laws. Nothing herein shall preclude the Interest Agent from acting in any other capacity for the Bank or for any other legal entity.

         14.8. The Interest Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents.

         14.9. The Interest Agent shall act solely as the agent of the Bank hereunder. The Interest Agent shall not be liable except for the failure to perform such duties as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Interest Agent, whose duties shall be determined solely by the express provisions hereof.

         14.10. The Interest Agent shall not be responsible for any failure on the part of the Bank to comply with any of its covenants and obligations contained in this Agreement or in the Secondary Participation Interests.

         14.11. The Interest Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction, but this provision shall not affect the power of the Interest Agent to take such action as the Interest Agent may consider proper, whether with or without such indemnity. The Interest Agent shall promptly notify the Bank in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Agreement.

         14.12. The Bank will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may be required by the Interest Agent in order to enable it to carry out or perform its duties under this Agreement.

         Section 15. Change of Interest Agent. The Interest Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Bank by registered or certified mail, and to the holders of the Secondary Participation Interests by first-class mail at the expense of the Bank. The Bank may remove the Interest Agent or any successor Interest Agent upon 30 days' notice in writing, mailed to the Interest Agent or successor Interest Agent, as the case may be, and to the holders of the Secondary Participation Interests by first-class mail. If the Interest Agent shall resign or be removed or shall otherwise become incapable of acting, the Bank shall promptly appoint a successor to the Interest Agent, which the Bank may designate as an interim Interest Agent. If the Bank appoints an interim Interest Agent, the Bank shall then appoint a permanent successor to the Interest Agent, which may be the interim Interest Agent. If the Bank shall fail to make such appointment of a permanent successor within a period of 30 days after such removal or within 60 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Interest Agent or by the holder of a Secondary Participation Interest (who shall, with such notice, submit his Secondary Participation Interest for inspection by the Bank), then the Interest Agent or registered holder of any Secondary Participation Interest may apply to any court of competent jurisdiction for the appointment of a new Interest Agent. Any successor Interest Agent, whether appointed by the Bank or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any State of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Interest Agent a combined capital and surplus of at least $10,000,000. After appointment, the successor Interest Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Interest Agent without further act or deed; but the predecessor Interest Agent shall deliver and transfer to the successor Interest Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed deemed necessary by the Bank. No later than the effective date of any such appointment, the Bank shall file notice thereof in writing with the predecessor Interest Agent, and mail a notice thereof in writing to the registered holders of the Secondary Participation Interests. Failure to give any notice provided for in this Section , however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Interest Agent or the appointment of the successor Interest Agent, as the case may be.

         Section 16. Notices. Notices or demands authorized by this Agreement to be given or made by the Interest Agent or by the holder of any Secondary Participation Interest to or on the Bank shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Interest Agent) as follows:

              California Federal Bank
              5700 Wilshire Boulevard
              Los Angeles, California  90036
              Attn: Executive Vice President and General Counsel

Subject to the provisions of Section 17, any notice or demand authorized by this Agreement to be given or made by the Bank or by the holder of any Secondary Participation Interest to or on the Interest Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Bank) as follows:

              ChaseMellon Shareholder Services, L.L.C.
              15821 Ventura Blvd., Suite 670
              Encino, California 91436
              Attn: Ms. Sharon Magidson

Notices or demands authorized by this Agreement to be given or made by the Bank or the Interest Agent to the holder of any Secondary Participation Interest shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Bank maintained by the Interest Agent pursuant to Section 3 hereof.

         Section 17. Supplements and Amendments. The Bank and the Interest Agent may from time to time supplement or amend this Agreement without the approval of any holders of Secondary Participation Interests in order to (i) cure any ambiguity, (ii) correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or (iii) make any other provisions in regard to matters or questions arising hereunder or otherwise which the Bank and the Interest Agent may deem necessary or desirable, provided that without the consent of at least three-quarters in interest of the then outstanding Secondary Participation Interests, no such provision described in this clause (iii) shall, on the whole, adversely affect in any material respect the interests of the registered holders of Secondary Participation Interests.

         The provisions of this Agreement may otherwise from time to time be supplemented or amended by written agreement of the parties hereto and the record holders of the outstanding Secondary Participation Interests, subject to the limitations provided in the balance of this paragraph and elsewhere in this Agreement. The record holders of at least three-quarters in interest of the then outstanding Secondary Participation Interests, may, on behalf of all of the record holders of then outstanding Secondary Participation Interests, act to amend or supplement this Agreement in any respect, which Agreement as so amended or supplemented shall be binding on and shall inure to the benefit of all record holders of the then outstanding Secondary Participation Interests; provided that the record holders shall not be entitled to make any change in the aggregate interest in the Litigation which registered holders of the outstanding Secondary Participation Interests shall receive.

         The Bank shall mail notice to each holder of a Secondary
Participation Interest, in accordance with Section 16 hereof, of any amendment affecting the rights of the holders of Secondary Participation Interests effected pursuant to this Section 17, within 60 days of any such amendment.

         Section 18. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Bank or the Interest Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

         Section 19. Benefits of This Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Bank, the Interest Agent and the registered holders of the Secondary Participation Interests any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Bank, the Interest Agent and the registered holders of the Secondary Participation Interests.

         Section 20. Governing Law. The laws of the State of California shall govern this Agreement and each Secondary Participation Interest without regard to principles of conflicts of law.

         Section 21. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 22. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                            CALIFORNIA FEDERAL BANK,
                                            A Federal Savings Bank



                                            By:
                                            Its:

Attest:


By:
Its:


                                            CHASEMELLON SHAREHOLDER
                                            SERVICES, L.L.C,
                                            as Interest Agent



                                            By:
                                            Its:

                                   EXHIBIT A

THE SECONDARY CONTINGENT LITIGATION RECOVERY PARTICIPATION INTERESTS (THE "SECONDARY PARTICIPATION INTERESTS") ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE SECONDARY PARTICIPATION INTERESTS ARE BEING DISTRIBUTED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES STATUTES, AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR APPLICABLE STATE SECURITIES AGENCIES. THE RECOVERY PAYMENT MAY BE SUBJECT TO APPLICABLE CAPITAL DISTRIBUTION REGULATIONS.

   [Form of Secondary Contingent Litigation Recovery Participation Interest]

No. PC-                                  ____ Secondary Participation Interests


        Secondary Contingent Litigation Recovery Participation Interest


         THIS CERTIFIES THAT ___________________, or registered assigns, is the registered owner of the right to receive from California Federal Bank, A Federal Savings Bank (the "Bank") twenty millionths of one percent (0.00002%) of the Adjusted Litigation Recovery, if any (as hereinafter defined) for each Secondary Contingent Litigation Recovery Participation Interest set forth above. As used throughout this Secondary Contingent Litigation Recovery Participation Interest (the "Secondary Participation Interest"), (I) "Adjusted Litigation Recovery" means sixty percent (60%) of the amount obtained from the following equation: (A) the cash payment, if any (the "Cash Payment"), actually received by the Bank pursuant to a final, nonappealable judgment in or final settlement of California Federal Bank v. The United States of America, Civil Action No. 92-138C, filed on February 28, 1992, in the United States Court of Federal Claims (the "Litigation") minus (B) the sum of the following: (i) the aggregate expenses incurred previously and hereafter by the Bank in prosecuting the Litigation and obtaining the Cash Payment, (ii) any income tax liability of the Bank, computed on a pro forma basis, as a result of the Bank's receipt of such Cash Payment (net of any income tax benefit to the Bank, computed on a pro forma basis, from the payment of the Adjusted Litigation Recovery to the Secondary Interest Holders), (iii) the expenses incurred by the Bank in connection with the creation, issuance and trading of the Bank's Contingent Litigation Recovery Participation Interests (trading symbol: CALGZ) (the "CALGZ Interests") and the Secondary Participation Interests, including, without limitation, legal and accounting fees and the fees and expenses of the Interest Agent (as defined below), (iv) the payment due to the holders of the CALGZ Interests and (v) one-hundred twenty-five million dollars ($125,000,000); (II) "Income tax liability of the Bank computed on a pro forma basis" means the aggregate amount of any and all relevant items of income, gain, loss or deduction associated with the receipt by the Bank of the Cash Payment multiplied by the highest, combined marginal rate of federal, state and local income taxes in the relevant year and disregarding for purposes of such computation the effect of any net operating loss carryforwards or other tax attributes of the Bank or any of its subsidiaries or affiliated entities; and (III) "Income tax benefit to the Bank computed on a pro forma basis" means the aggregate amount of any and all relevant items of income, gain, loss or deduction associated with the payment by the Bank of the Adjusted Litigation Recovery multiplied by the highest, combined marginal rate of federal, state and local income taxes in the relevant year and disregarding for purposes of such computation the effect of any net operating loss carryforwards or other tax attributes of the Bank or any of its subsidiaries or affiliated entities. Payment hereunder shall occur upon presentation and surrender of this Secondary Participation Interest in the manner specified in the Secondary Participation Agreement (hereinafter defined) at or prior to 5:00 P.M. (New York time) on the Final Payment Date (hereinafter defined) at the principal office of ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the "Interest Agent"), or at the Interest Agent's facility designated for such purpose at Securities Window, 120 Broadway, 13th Floor, New York, New York 10071, or at 15821 Ventura Blvd., Suite 670, Encino, California 91436, or its successor as Interest Agent.

         ANY PAYMENT WITH RESPECT TO THE SECONDARY PARTICIPATION INTERESTS WILL BE A CAPITAL DISTRIBUTION THAT IS SUBJECT TO THE OTS CAPITAL DISTRIBUTION REGULATIONS.

         Payment, if any, on this Secondary Participation Interest shall be made to the registered holder hereof as of a date (the "Payment Record Date") that is not less than fifteen days and not later than thirty days following the date of the Payment Notice (as hereinafter defined). The "Payment Notice" shall be notice of the amount of the Adjusted Litigation Recovery, as well as the Payment Record Date, which notice shall be published or mailed to registered holders of Secondary Participation Interests by the Bank. The "Final Payment Date" will be the date that is six months following the date of the Payment Record Date.

         This Secondary Participation Interest is subject to all of the terms, provisions and conditions of that certain Agreement Regarding Secondary Contingent Litigation Recovery Participation Interests, dated as of December 2, 1996 (the "Secondary Participation Agreement"), by and between the Bank and the Interest Agent, which Secondary Participation Agreement is hereby incorporated herein by reference and made a part hereof and to which Secondary Participation Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Interest Agent, the Bank and the holders of the Secondary Participation Interests. Copies of the Secondary Participation Agreement are on file at the above-mentioned principal office of the Interest Agent.

         This Secondary Participation Interest, upon surrender at the principal office of the Interest Agent or at its facility designated for such purpose at Securities Window, 120 Broadway, 13th Floor, New York, New York 10071, or at 15821 Ventura Blvd., Suite 670, Encino, California 91436, may be transferred, split up, combined or exchanged for another Secondary Participation Interest(s) of like tenor entitling the holder to receive a like aggregate percentage of the Adjusted Litigation Recovery as the Secondary Participation Interest(s) surrendered shall have entitled such holder to receive; provided, however, that the Bank and Interest Agent shall not be required to effect any such transfer, split up, combination or exchange if any of the resulting Secondary Participation Interest(s) would represent a right to receive any percentage of the Adjusted Litigation Recovery other than twenty millionths of one percent (0.00002%) or a whole multiple thereof.

         Following the Payment Record Date, the registered holder hereof may receive payment in respect of this Secondary Participation Interest only by surrendering this Secondary Participation Interest to the Interest Agent at its facility maintained for such purpose at Securities Window, 120 Broadway, 13th Floor, New York, New York 10071, or at the principal office of the Interest Agent, if then different, at or prior to 5:00 p.m. (New York time) on the Final Payment Date. No holder of a Secondary Participation Interest shall be entitled to receive any payment with respect thereto until the Secondary Participation Interest shall have been surrendered as provided in the preceding sentence and the Secondary Participation Agreement. A holder of a Secondary Participation Interest shall not be entitled to any interest for the period of time between the date on which the Bank receives any cash payment in connection with the Litigation and the date on which payment is made to such holder in respect of such Secondary Participation Interest in accordance with the terms of the Secondary Participation Agreement. Any and all Secondary Participation Interests not delivered in accordance with the Secondary Participation Agreement shall be null and void, and following the Final Payment Date, the Bank and Interest Agent shall have no obligation to make any payment thereon.

         Each holder of a Secondary Participation Interest by acceptance of the same acknowledges and agrees that (i) the Bank retains sole and exclusive control of the Litigation and may, among other things, dismiss, settle or cease prosecuting the Litigation at any time without obtaining any cash or other recovery, and (ii) no holder of a Secondary Participation Interest shall have any rights against the Bank for any decision regarding the conduct or disposition of the Litigation, including, without limitation, any decision to dispose of the Litigation without a cash recovery by the Bank. In addition, in the event that applicable laws, rules or regulations limit or prevent the distribution of all or any portion of the Adjusted Litigation Recovery, the Bank shall have no obligation whatsoever to make any payment in excess of the allowable amount, if any.

         All rights of action in respect of the Secondary Participation Agreement are vested in the respective registered holders of the Secondary Participation Interests; provided, however, that no registered holder of any Secondary Participation Interest shall have the right to enforce, institute or maintain any suit, action or proceeding against the Bank to enforce, or otherwise act in respect of, the Secondary Participation Interests, unless (a) such registered holder shall have previously given written notice to the Bank of the substance of such dispute, and registered holders of at least one-quarter in interest of the issued and outstanding Secondary Participation Interests shall have given written notice to the Bank of their support for the institution of such proceeding to resolve such dispute, (b) written notice of the substance of such dispute and of the support for the institution of such proceeding by such holders shall have been provided by the Bank to the Interest Agent, and (c) the Interest Agent shall not have instituted appropriate proceedings with respect to such dispute within 30 days following the date of such written notice to the Interest Agent, it being understood and intended that no one or more registered holders of Secondary Participation Interests shall have the right in any manner whatever by virtue of, or by availing of, any provision of the Secondary Participation Agreement to affect, disturb or prejudice the rights of any other registered holders of Secondary Participation Interests, or to obtain or to seek to obtain priority in preference over any other holders or to enforce any right under the Secondary Participation Agreement, except in the manner herein provided for the equal and ratable benefit of all registered holders of Secondary Participation Interests. Except as provided in this paragraph, no holder of a Secondary Participation Interest shall have the right to enforce, institute or maintain any suit, action or proceeding to enforce, or otherwise act in respect of, the Secondary Participation Interests.

         This Secondary Participation Interest shall not be valid or obligatory for any purpose until it shall have been countersigned by the Interest Agent.

         WITNESS the facsimile signature of the proper officers of the Bank and its corporate seal.

Dated:

                                            CALIFORNIA FEDERAL BANK,
                                            A Federal Savings Bank



                                            By:
                                               ----------------------------
                                            Its:
                                                ---------------------------

ATTEST

Countersigned



------------------------
Interest Agent



By:
   --------------------------
   Authorized Signature

       [Form of Reverse Side of Secondary Contingent Litigation Recovery
                            Participation Interest]

                                  ASSIGNMENT


               (To be executed by the registered holder if such holder desires to transfer the Secondary Participation Interest.)


         FOR VALUE RECEIVED ______________________________________ hereby sells, assigns and transfers unto _____________________
                 (Please print name and address of transferee)

_____________________________________________________________________________
this Secondary Participation Interest, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _____________________________ attorney, to transfer the within Secondary Participation Interest on the books of the within-named Bank, with full power of substitution.

Dated: _________________


                                       Signature
                                                -----------------------------
                                       Signature Guaranteed:



                                    NOTICE

         The signature to the foregoing Assignment must correspond to the name as written upon the face of this Secondary Participation Interest in every particular, without alteration or enlargement or any change whatsoever.